Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS
Fourth Quarter Comparable Store Sales Increase 6.2%
Fourth Quarter Diluted EPS of $0.34, a 61.9% Increase
Fiscal 2009 Diluted EPS of $0.66, a 53.5% Increase
Expects Q1 2010 Comp Sales Up 4%-6% and Diluted EPS of $0.14 — $0.16
     Bolingbrook, IL — March 11, 2010 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended January 30, 2010, which compare to the same periods ended January 31, 2009.
For the Fourth Quarter:
•	Net sales increased 16.1% to $396.4 million from $341.4 million in the fourth quarter of fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) increased 6.2% compared to a decrease of 5.5% in the fourth quarter of fiscal 2008;

•	Pre-opening expenses decreased $1.2 million to $0.6 million in the fourth quarter fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased 60.1% to $34.3 million compared to $21.4 million in the fourth quarter of fiscal 2008;

•	Net income increased 64.6% to $20.2 million compared to $12.3 million in the fourth quarter of fiscal 2008;

•	Income per diluted share increased to $0.34, compared to $0.21 in the fourth quarter of fiscal 2008.

Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We are very pleased with our fourth quarter performance. Our results surpassed the increased guidance we provided in January and included a 6.2% comparable store sales increase, a 60 basis point improvement in merchandise margin and continued momentum of our cost management initiatives, all of which contributed to a 61.9% increase in diluted earnings per share — a strong finish to the year.”
“As we began the year, our priorities were threefold: growing profitable market share, achieving permanent cost efficiencies and delivering free cash flow,” stated Ms. Kirby. “We exceeded each one of our goals in fiscal 2009. Our comparable store sales increased 1.4% for the year, or 1.6% on a two-year basis, and we continued our store expansion by increasing square footage by 12%. We also achieved $19 million in permanent cost reductions and generated free cash flow of $104.7 million.”
“As we begin fiscal 2010, we continue to build on our successful 2009 game plan. We are particularly optimistic about our opportunities for market share gains through comparable store sales growth and new store expansion,” Ms. Kirby continued. “We expect to continue to generate free cash flow in 2010 while we increase our capital investment in support of our long term growth and believe that we will deliver another strong earnings performance in fiscal 2010,” Ms. Kirby concluded.
For the Fiscal Year 2009:
•	Net sales increased 12.7% to $1,222.8 million from $1,084.6 million in fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) increased 1.4% compared to an increase of 0.2% in fiscal 2008;

•	Pre-opening expenses decreased $8.3 million to $6.0 million in fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased 47.2% to $68.2 million compared to $46.3 million in fiscal 2008;

•	Net income increased 55.8% to $39.4 million compared to $25.3 million in fiscal 2008;

•	Income per diluted share increased to $0.66 compared to $0.43 in fiscal 2008.

Balance Sheet and Cash Flow
     Merchandise inventories at the end of the fourth quarter totaled $206.9 million, compared to $213.6 million at the end of fourth quarter fiscal 2008, representing a decrease of $6.7 million. The decrease is due to a 12.9% decrease in average inventory per store driven by management initiatives focused on leveraging supply chain inventories, offset by the addition of 35 net new stores opened since January 31, 2009.
     For the fiscal year 2009, the Company generated free cash flow of $104.7 million through a combination of increased earnings, working capital management, reduced new store program and lower initial new store investment. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. A reconciliation of free cash flow, a non-GAAP measure, is included at Exhibit 5.
Store Expansion
     During the fourth quarter, the Company opened 3 stores including Tupelo, MS; Summerville, SC; and Longview, TX. In addition, the Company closed 2 stores. The Company ended the fourth quarter with 346 stores and square footage of 3,613,840, which represents a 12% increase compared to the fourth quarter of fiscal 2008.
Outlook
     For the first quarter of fiscal 2010, the Company currently expects net sales in the range of $301 million to $307 million, compared to actual net sales of $268.8 million in the first quarter of fiscal 2009. This assumes comparable stores sales increase 4% to 6%, compared to a decrease of 2.3% in the first quarter last year.
     Income per diluted share for the first quarter of fiscal 2010 is estimated to be in the range of $0.14 to $0.16. This compares to income per diluted share for first quarter fiscal 2009 of $0.08.
For fiscal 2010, the Company plans to:
•	open approximately 46 new stores, remodel 13 stores and relocate 6 stores;

•	incur capital expenditures of approximately $100 million, compared to $68.1 million in fiscal 2009;

•	reduce inventory by approximately 5% on an average per store basis by year end 2010

•	permanently reduce expenses by $5 million; and

•	generate free cash flow.

Conference Call Information
     A conference call to discuss third quarter results is scheduled for today, March 11, 2010, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 18, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 345778.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 22,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 346 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 31, 2009. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 30,		January 31,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$396,364	100.0%	$341,394	100.0%
Cost of sales	271,714	68.6%	240,002	70.3%

Gross profit	124,650	31.4%	101,392	29.7%

Selling, general and administrative expense	89,763	22.6%	78,192	22.9%
Pre-opening expenses	615	0.2%	1,796	0.5%

Operating income	34,272	8.6%	21,404	6.3%
Interest expense	445	0.1%	888	0.3%

Income before income taxes	33,827	8.5%	20,516	6.0%
Income tax expense	13,601	3.4%	8,228	2.4%

Net income	$20,226	5.1%	$12,288	3.6%

Net income per common share:
Basic	$0.35		$0.21
Diluted	$0.34		$0.21

Weighted average common shares outstanding:
Basic	58,116		57,715
Diluted	59,774		58,853

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 30,		January 31,
	2010		2009
	(Unaudited)
Net sales	$1,222,771	100.0%	$1,084,646	100.0%
Cost of sales	849,722	69.5%	756,712	69.8%

Gross profit	373,049	30.5%	327,934	30.2%

Selling, general and administrative expense	298,893	24.4%	267,322	24.6%
Pre-opening expenses	6,003	0.5%	14,311	1.3%

Operating income	68,153	5.6%	46,301	4.3%
Interest expense	2,202	0.2%	3,943	0.4%

Income before income taxes	65,951	5.4%	42,358	3.9%
Income tax expense	26,595	2.2%	17,090	1.6%

Net income	$39,356	3.2%	$25,268	2.3%

Net income per common share:
Basic	$0.68		$0.44
Diluted	$0.66		$0.43

Weighted average common shares outstanding:
Basic	57,915		57,425
Diluted	59,237		58,967

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(Subject to Reclassification)
(In thousands)

	January 30,	January 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,017	$3,638
Receivables, net	13,477	18,268
Merchandise inventories, net	206,948	213,602
Prepaid expenses and other current assets	30,272	24,294
Prepaid income taxes	—	8,628
Deferred income taxes	8,060	8,278

Total current assets	262,774	276,708
Property and equipment, net	290,861	292,224

Total assets	$553,635	$568,932

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$—	$18,000
Accounts payable	56,387	47,811
Accrued liabilities	59,189	51,202
Accrued income taxes	10,781	—

Total current liabilities	126,357	117,013
Notes payable — less current portion	—	88,047
Deferred rent	113,718	101,288
Deferred income taxes	20,952	17,616

Total liabilities	261,027	323,964

Commitments and contingencies

Total stockholders’ equity	292,608	244,968

Total liabilities and stockholders’ equity	$553,635	$568,932

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(Subject to Reclassification)
(In thousands)

	52 Weeks Ended
	January 30,	January 31,
	2010	2009
	(Unaudited)
Operating activities
Net income	$39,356	$25,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,166	51,445
Deferred income taxes	3,143	22,583
Non-cash stock compensation charges	5,949	3,877
Excess tax benefits from stock-based compensation	(476)	(1,774)
(Gain) loss on disposal of property and equipment	(51)	267
Change in operating assets and liabilities:
Receivables	4,791	2,375
Merchandise inventories	6,654	(37,493)
Prepaid expenses and other assets	(5,978)	(5,110)
Income taxes	19,409	(11,918)
Accounts payable	8,576	(4,311)
Accrued liabilities	16,858	(59)
Deferred rent	12,430	30,053

Net cash provided by operating activities	172,827	75,203

Investing activities
Purchases of property and equipment	(68,105)	(110,863)

Net cash used in investing activities	(68,105)	(110,863)

Financing activities
Proceeds on long-term borrowings	1,161,673	1,217,969
Payments on long-term borrowings	(1,267,720)	(1,186,692)
Proceeds from issuance of common stock under stock plans	1,228	2,517
Excess tax benefits from stock-based compensation	476	1,774
Initial public offering issuance costs	—	(59)

Net cash (used in) provided by financing activities	(104,343)	35,509

Net increase (decrease) in cash and cash equivalents	379	(151)
Cash and cash equivalents at beginning of period	3,638	3,789

Cash and cash equivalents at end of period	$4,017	$3,638

Exhibit 5
Ulta Salon, Cosmetics & Fragrance, Inc.
SEC Regulation G Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands)

	52 Weeks Ended
	January 30,	January 31,
	2010	2009
	(Unaudited)
Net cash provided by operating activities	$172,827	$75,203
Less: purchases of property and equipment	(68,105)	(110,863)

Free cash flow (a)	$104,722	$(35,660)

(a)	Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important metric as it represents a measure of how much cash the Company has available after the deduction of capital expenditures, as the Company requires regular capital expenditures to build and maintain stores and purchase new equipment to improve the business. The Company uses this metric internally as the Company believes the sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace the Company’s GAAP results.

Exhibit 6
2009 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2009	quarter	quarter	quarter	at end of the quarter

1st Quarter	311	9	0	320
2nd Quarter	320	13	0	333
3rd Quarter	333	12	0	345
4th Quarter	345	3	2	346

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2009	the quarter	quarter	during the quarter	quarter

1st Quarter	3,240,579	93,906	0	3,334,485
2nd Quarter	3,334,485	134,963	0	3,469,448
3rd Quarter	3,469,448	123,808	0	3,593,256
4th Quarter	3,593,256	37,227	16,643	3,613,840